Exhibit 99.1

Forex International Closes Settlement

Press Release: Forex International Trading Corp. – Thu, Dec 15, 2011 2:11 PM EST

HAIFA, Israel--(BUSINESS WIRE)-- Forex International Trading Corp. (the "Company") (OTCBB: FXIT.OB - News), is providing a report regarding the status of the Company’s operations. As previously announced on November 28, 2011, Mrs. Franco pursued a comprehensive settlement on behalf of the Company. On or around December 6, 2011 the Company and various third parties were able to come to amicable comprehensive settlement as reported by the Company in its Form 8-K filed December 12, 2011. Prior to closing the settlement, Mrs. Franco revived the Company’s white label venture. The Company operates under the domain www.4xint.com, which is an online trading platform for Forex markets to non-U.S. residents and, therefore, blocked to U.S. traffic.

Mrs. Franco stated, “As the goal I was appointed for was accomplished, I am now looking to appoint board qualified Directors to the Company so that they may be able to deploy the Company’s assets. My first priority is to appoint a qualified CFO to the Company and I am interviewing several candidates. Upon appointing qualified directors and officers, I intend to resign from my position, as the main task I was appointed for will have been achieved.”

There is no guarantee that the Company will successfully be able to appoint additional officers or directors. However, this information is being released in an effort to keep all shareholders and investors informed regarding the operations of the Company.

About Forex International Trading Corp.

Headquartered in Haifa, Israel, Forex International Trading Corp. operates an advanced online trading platform through a white label licensing agreement for non-US Forex markets throughwww.4xint.com. The Company focuses on providing individual and institutional investors a platform for buying and selling currencies, precious metals and commodity futures. The Company provides platforms for self-directed, broker-assisted, managed accounts and accumulation programs. Through this platform, customers have access to over 20 currencies and bullion deliveries.

For more information, please visit: http://www.forex-international-trading.com.

Forward-Looking Statements: This press release contains forward-looking statements, including expected industry patterns and other financial and business results that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others, whether Forex International Trading Corp. can successfully execute its operating plan; its ability to integrate acquired companies and technology; its ability to retain key employees; its ability to successfully combine product offerings and customer acceptance of combined products; general market conditions; and whether Forex International Trading Corp. can successfully develop new products and the degree to which these gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Forex International Trading Corp. does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.